AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 2000
                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                      AMERICAN COMMUNITY BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           NORTH CAROLINA                               6712                       56-2179531
   (STATE OR OTHER JURISDICTION                  (PRIMARY STANDARD                 (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     INDUSTRIAL CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                         2593 WEST ROOSEVELT BOULEVARD
                       MONROE, NORTH CAROLINA 28111-0418
                                (704) 225-8444
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                RANDY P. HELTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            AMERICAN COMMUNITY BANK
                         2593 WEST ROOSEVELT BOULEVARD
                       MONROE, NORTH CAROLINA 28111-0418
                                (704) 225-8444
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)
                                ---------------
                                WITH COPIES TO:
                           ANTHONY GAETA, JR., ESQ.
                              ERIK GERHARD, ESQ.
                            ANTHONY GAETA, JR., P.A.
                             808 SALEM WOODS DRIVE
                                   SUITE 201
                         RALEIGH, NORTH CAROLINA 27615
                                 (919) 845-2558
                                ---------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: The date of mailing of the enclosed Prospectus/Proxy Statement to the shareholders of American Community Bank.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    PROPOSED         PROPOSED
                                      AMOUNT         MAXIMUM          MAXIMUM
      TITLE OF EACH CLASS OF           TO BE     OFFERING PRICE      AGGREGATE        AMOUNT OF
    SECURITIES TO BE REGISTERED     REGISTERED      PER SHARE     OFFERING PRICE   REGISTRATION FEE
Common Stock $1.00 Par Value ..... 1,492,062          $   *            $   *      $ 4,037.51

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
* As provided in the Agreement and Plan of Reorganization and Share Exchange, each outstanding share of common stock of American Community Bank will be converted into and exchanged for one share of the common stock of the Registrant. In accordance with Rule 457(f)(1), the registration fee for the common stock is based upon the last sales price of American Community Bank Stock on February 23, 2000.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            AMERICAN COMMUNITY BANK
                         2593 West Roosevelt Boulevard
                       Monroe, North Carolina 28111-0418


                 --------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 2000
                 --------------------------------------------
     American Community Bank (the "Bank") will hold its annual meeting of shareholders at the Rolling Hills Country Club, Monroe, North Carolina, at 10:00 a.m. local time on April 26, 2000, to vote on the following proposals:


     1. To approve the Agreement and Plan of Reorganization and Share Exchange, dated as of February 16, 2000, between the Bank and American Community Bancshares, Inc. ("Bancshares"), and the transactions contemplated by the Agreement, including the holding company reorganization of the Bank by which its shareholders will exchange their shares of the Bank common stock for shares of the common stock of Bancshares, on a one-for-one basis.


   2. To elect three members of the Board of Directors for terms of three years as indicated.


   3. To ratify the appointment of Dixon Odom PLLC as the Bank's independent accountants for 2000.


     4. Any other matters that properly come before the annual meeting, or any adjournments or postponements of the annual meeting.


     Record holders of the Bank's Common Stock at the close of business on March 10, 2000, will receive notice of and may vote at the annual meeting, including any adjournments or postponements. The Agreement for the holding company reorganization requires approval by a majority of the shares of the Bank's Common Stock outstanding on March 10, 2000. Holders of the Bank's Common Stock may exercise dissenters' rights under Article 13 of the North Carolina Business Corporation Act. We have attached a copy of that law as an appendix to the accompanying Proxy Statement-Prospectus.


     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MATTERS THAT YOU WILL VOTE ON AT THE ANNUAL MEETING.



                                          By Order of the Board of Directors




                                          DAN R. ELLIS, JR., SECRETARY



Monroe, North Carolina
March 24, 2000

                              TABLE OF CONTENTS



SUMMARY ..................................................................................     1
GENERAL INFORMATION ......................................................................     4
PROPOSAL 1: REORGANIZATION OF THE BANK INTO A HOLDING COMPANY ............................     5
DESCRIPTION OF THE HOLDING COMPANY AGREEMENT .............................................     6
DISSENTERS' RIGHTS .......................................................................     9
DESCRIPTION OF BANCSHARES' CAPITAL STOCK .................................................    13
COMPARISON OF THE RIGHTS OF SHAREHOLDERS .................................................    15
PRO FORMA CONSOLIDATED CAPITALIZATION ....................................................    19
INFORMATION ABOUT THE BANK AND BANCSHARES ................................................    19
MANAGEMENT AND CERTAIN TRANSACTIONS ......................................................    22
PROPOSAL 2: ELECTION OF DIRECTORS ........................................................    23
PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS ...............................    27
OTHER MATTERS ............................................................................    27
PROPOSALS FOR 2001 MEETING ...............................................................    27
ADDITIONAL INFORMATION ...................................................................    27
REGULATION AND SUPERVISION ...............................................................    28
LEGAL MATTERS ............................................................................    32
EXPERTS ..................................................................................    32
FORWARD LOOKING STATEMENTS ...............................................................    32
WHERE YOU CAN GET MORE INFORMATION .......................................................    33
INFORMATION INCORPORATED BY REFERENCE ....................................................    33
Appendix I: Agreement and Plan of Reorganization and Share Exchange
Appendix II: Article 13 of North Carolina Business Corporation Act regarding Dissenters'
  Rights

                                    SUMMARY


     THIS SUMMARY HIGHLIGHTS THE MATERIAL TERMS OF THIS PROXY STATEMENT-PROSPECTUS. TO UNDERSTAND THE AMERICAN COMMUNITY BANK HOLDING COMPANY REORGANIZATION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THIS TRANSACTION, YOU SHOULD READ THIS ENTIRE DOCUMENT, AND THE DOCUMENTS WE REFER YOU TO, CAREFULLY. SEE "WHERE YOU CAN GET MORE INFORMATION." (PAGE 33)


AMERICAN COMMUNITY BANK WILL REORGANIZE INTO A HOLDING COMPANY STRUCTURE (PAGE
6)


     Under a holding company reorganization agreement between American Community Bank (the "Bank") and American Community Bancshares, Inc. ("Bancshares"), all of the outstanding shares of the Bank stock will be automatically converted into the right to receive shares of Bancshares stock in a one-for-one exchange. As a result, the Bank will be owned by Bancshares and the Bank will continue its current business and operations as a North Carolina bank using its current name. So, for example, if you hold 100 shares of Bank common stock, you would receive 100 shares of Bancshares' common stock in the holding company reorganization. The total cost of forming the holding company
is estimated to be $      . The cost will be borne by the Bank.


FEDERAL INCOME TAX CONSEQUENCES (PAGE 8)


     We have structured the transaction so that Bank shareholders would not recognize any gain or loss for federal income tax purposes. Lawyers will furnish an opinion that Bank shareholders will not recognize any gain or loss for federal income tax purposes as a result of the holding company reorganization. These opinions are not binding on the Internal Revenue Service.



     SINCE TAX MATTERS CAN BE COMPLICATED, AND TAX RESULTS MAY VARY AMONG SHAREHOLDERS, WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE TRANSACTION WILL AFFECT YOU.


BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE 6)


     The Board of Directors of the Bank believes that the holding company reorganization is in the best interests of shareholders and unanimously recommends that the shareholders vote "FOR" its approval. The Board also believes that a holding company structure will open up attractive opportunities to increase growth and diversity in its lines of products, without sacrificing its hometown philosophy and way of doing business.


ANNUAL MEETING (PAGE 4)


     The Bank will hold its annual meeting of shareholders at 10:00 a.m. local time on April 26, 2000, at the Rolling Hills Country Club, Monroe, North Carolina.


THE COMPANIES (PAGE 19)


   AMERICAN COMMUNITY BANK
   2593 WEST ROOSEVELT BOULEVARD
   MONROE, NORTH CAROLINA 28111-0418
   (704) 225-8444


     The Bank is a state-chartered commercial bank organized under the laws of the State of North Carolina. The Bank's main office is in Monroe, North Carolina at the address above.

   AMERICAN COMMUNITY BANCSHARES, INC.
   2593 WEST ROOSEVELT BOULEVARD
   MONROE, NORTH CAROLINA 28111-0418
   (704) 225-8444


     Bancshares is a North Carolina corporation formed to be the owner of all of the Bank's issued and outstanding shares. If the Bank's shareholders approve the holding company reorganization agreement, then Bancshares will own all of the shares of the Bank and the former Bank shareholders will become the owners of all of Bancshares' shares.


AGREEMENT GOVERNING THE TRANSACTION IS ATTACHED


     We have attached the holding company reorganization agreement as Appendix I at the back of this Proxy Statement-Prospectus. We encourage you to read this agreement as it is the legal document that governs the transaction.


MAJORITY VOTE REQUIRED TO APPROVE THE TRANSACTION (PAGE 6)


     Approval of the holding company reorganization requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Bank's common stock. A shareholder's failure to vote will have the effect of a vote against approval of the transaction.


     Directors and executive officers of the Bank own about 10.13% of the shares that may be cast at the meeting, and we expect them to vote in favor of the holding company reorganization.


     Brokers who hold shares as nominees, or in "street name," will not have the authority to vote such shares in the holding company reorganization unless they receive instructions from the shareholder whose account they hold.


     If we receive shareholder approval, we currently expect to complete the holding company reorganization on May 15, 2000 assuming receipt of approvals from all regulatory authorities.


RECORD DATE FOR THE MEETING IS MARCH 10, 2000


     If you owned shares of American Community Bank at the close of business on March 10, 2000, you may vote on the matters to be considered at the meeting.


     On March 10, 2000, there were 1,492,062 shares of the Bank's common stock outstanding. Each shareholder of the Bank will have one vote at the meeting for each share of stock they owned on such date.


OTHER MATTERS TO BE ACTED ON


     Since this is the annual meeting of shareholders, the shareholders are being asked to also take the following actions at the annual meeting:


   1. Elect three members of the Board of Directors for three year terms.


   2. Ratify the appointment of the independent public accounting firm of Dixon Odom PLLC as accountants for the Bank for 2000.


   3. To act on any other matters that may lawfully be brought before the annual meeting.

DISSENTERS' RIGHTS (PAGE 9)


     Shareholders who vote against or abstain from voting on the holding company reorganization (Proposal 1) and properly exercise their dissenters' rights prior to the annual shareholders' meeting have the right to receive a cash payment for the fair value of their shares of the Bank's common stock. In order to exercise these rights, shareholders must comply with Article 13 of the North Carolina Business Corporation Act, which is attached as Appendix II to this Proxy Statement-Prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.


LISTING OF BANCSHARES COMMON STOCK


     It is expected that Bancshare's common stock will be traded on the Nasdaq SmallCap Market under the trading symbol "ACBM".


EXCHANGE OF SHARE CERTIFICATES (PAGE 8)


     Certificates representing shares of the Bank's stock will not automatically represent shares of Bancshares' stock. Shareholders will need to exchange their stock certificates of the Bank for Bancshares' stock certificates after the transaction is completed. We will mail you information following the date on which we complete the transactions.

                              GENERAL INFORMATION


THE AMERICAN COMMUNITY BANK ANNUAL MEETING


     GENERAL. This Proxy Statement-Prospectus is being furnished to the shareholders of the Bank in connection with the solicitation by the Board of Directors of the Bank of proxies for use at the Bank's annual meeting of Shareholders. The purposes of the Bank's annual meeting are to consider and vote on (a) the adoption and approval of the Agreement and Plan of Reorganization and Share Exchange, dated as of February 16, 2000 (the "Holding Company Agreement") pursuant to which the Bank will become a wholly-owned subsidiary of Bancshares; (b) election of three directors for three year terms as indicated; and (c) ratification of the appointment of Dixon Odom PLLC as the Bank's independent accountants for 2000.


     The principal executive offices of both Bancshares and the Bank are located at 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111-0418. Their telephone number is (704) 225-8444.


     This Proxy Statement-Prospectus is first being mailed to shareholders on or about March 24, 2000.


     RECORD DATE; VOTING RIGHTS. The Bank's Shareholders of record at the close of business on March 10, 2000 (the "Record Date") are entitled to vote at the annual meeting, or at any adjournment or postponement. As of the Record Date, there were 1,492,062 shares of the Bank's Common Stock outstanding and entitled
to vote held of record by approximately   persons. Each share of the Bank's
Common Stock entitles the holder to one vote on each matter submitted to a vote at the meeting. Pursuant to the Bylaws of the Bank, a majority of the votes entitled to be cast by holders of the Bank's Common Stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. In accordance with North Carolina law, shareholders will not be permitted to vote cumulatively in the election of directors.


     In the case of Proposal 1 below, the affirmative vote of the holders of a majority of the issued and outstanding shares of the Bank's Common Stock is required by Article 11 of the North Carolina Business Corporation Act (the "NCBCA") to approve the Holding Company Agreement and the reorganization of the Bank into a holding company, as provided in that agreement. In the case of Proposal 2 below, the three directors receiving the greatest number of votes shall be elected. In the case of Proposal 3 below, for such a proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the Proposal.


     The executive officers and directors of the Bank, together with their affiliates, beneficially owned, directly or indirectly, as of December 31, 1999, an aggregate of 300,433 shares of the Bank's Common Stock constituting approximately 18.30% of such shares outstanding including exercisable options. Of that amount, non-employee directors own 250,137 shares of the Bank's Common Stock or approximately 15.24% of the total, and principal officers of the Bank's own 123,264 of such shares or less than 1.41% of the total.


     Randy P. Helton, currently the sole director and officer of Bancshares, owns one share of Bancshares Common Stock, or 100% of the total, with nominal value. We expect that Bancshares will cancel Mr. Helton's share after consummation of the holding company reorganization. The result will be that the same persons who held the Bank's Common Stock before the transaction (except if anyone exercises dissenters' rights) will own Bancshares Common Stock after the transaction without any change in the number of their shares.


     SOLICITATION, REVOCATION AND USE OF PROXIES. A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE BANK TO COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.


     Since we need a majority of all outstanding shares of the Bank to vote FOR the Holding Company Agreement, if you neither submit a proxy card nor vote in person at the annual meeting, you will, in effect, have voted AGAINST the Holding Company Agreement and the reorganization of the Bank into a holding company. In addition, if you abstain, that will also be, in effect, a vote AGAINST the proposal, although your shares would still be counted toward the required quorum for the meeting.


     You may revoke your proxy at any time before it is actually voted at the annual meeting by delivering written notice of revocation to the Secretary of the Bank, Dan R. Ellis, Jr., 2593 West Roosevelt Boulevard, Monroe, NC 28111-0418, by submitting a subsequently dated proxy, or by attending the annual meeting and withdrawing the proxy. Each unrevoked proxy card properly executed and received prior to the close of the annual meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted "FOR" each of the Proposals listed in the notice of the meeting.


     The expense of preparing, printing and mailing this Proxy Statement-Prospectus will be paid by the Bank. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Bank without additional compensation. The Bank will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Bank's Common Stock.


AUTHORIZATION TO VOTE ON ADJOURNMENT AND OTHER MATTERS


     By signing a proxy, the Bank's shareholders will be authorizing the proxyholder to vote in his discretion regarding any procedural motions which may come before the annual meeting. For example, this authority could be used to adjourn the annual meeting if the Bank believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. However, proxies voted against the proposals will not be used to adjourn the annual meeting. The Bank does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.



PROPOSAL 1: REORGANIZATION OF AMERICAN COMMUNITY BANK INTO A HOLDING COMPANY


     THE FOLLOWING INFORMATION DESCRIBES MATERIAL ASPECTS OF THE PROPOSED REORGANIZATION OF AMERICAN COMMUNITY BANK INTO A HOLDING COMPANY NAMED AMERICAN COMMUNITY BANCSHARES, INC. THE HOLDING COMPANY AGREEMENT IS ATTACHED AS APPENDIX I.


GENERAL


     Bancshares and the Bank entered into the Holding Company Agreement pursuant to which Bancshares will become a bank holding company with the Bank as its wholly-owned subsidiary (the "Holding Company Reorganization"). A copy of the Holding Company Agreement is attached as Appendix I to this Proxy Statement-Prospectus. Bancshares is a newly-formed North Carolina corporation that was organized by the Bank for the purpose of effecting the Holding Company Reorganization and, therefore, has no operating history. If the Holding Company Reorganization is approved by the holders of the Bank's Common Stock, and subject to the satisfaction of all other conditions set forth in the Holding Company Agreement, including receipt of all required regulatory approvals, all of the outstanding shares of the Bank's Common Stock (other than shares held by shareholders exercising dissenters' rights, if any) will be converted into the right to receive an equal number of shares of Bancshares Common Stock in a one-for-one exchange.


     After the effective date of the Holding Company Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of Bancshares. The consolidated assets, liabilities, shareholders' equity and income of Bancshares immediately following the effective date will be the same as those of the Bank immediately prior to the effective date. The Board of Directors of Bancshares will be comprised of seven current members of the Board of Directors of the Bank. The executive officers of Bancshares are, and upon the effective date of the Holding Company Reorganization will continue to be, substantially the same as the current executive officers of the Bank. The Bank will continue to operate under the name "American Community Bank" and its deposit accounts will continue to be insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). The corporate existence of the Bank will continue unaffected and unimpaired by the Holding Company Reorganization, except that all of the outstanding shares of the Bank's Common Stock (other than shares held by shareholders exercising dissenters' rights, if any) will be owned by Bancshares. The current shareholders of the Bank will own all of the outstanding shares of Bancshares Common Stock after completion of the Holding Company Reorganization.


VOTE REQUIRED


     Approval of the Holding Company Agreement requires the approval of a majority of the issued and outstanding shares of the Bank. The required vote of shareholders is based upon the number of outstanding shares of the Bank's Common Stock, and not the number of those shares that are actually voted. Accordingly, as we explained on page 5, anything but a vote "FOR" this proposal will have the effect of a vote "AGAINST" this proposal. That is why your vote is very important. The failure to submit a proxy card or to vote in person at the annual meeting or an abstention from voting will have the same effect as a "NO" vote with respect to this proposal.


     THE BANK'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED HOLDING COMPANY REORGANIZATION AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE HOLDING COMPANY AGREEMENT.



                  DESCRIPTION OF THE HOLDING COMPANY AGREEMENT


THE BANK


     The Bank was incorporated under the laws of the State of North Carolina on November 13, 1998, and commenced operations as a state-chartered banking corporation on November 16, 1998. The Bank is not a member of the Federal Reserve System and has no subsidiaries. As of December 31, 1999, the Bank had assets of approximately $71.9 million, net loans outstanding of approximately $59.3 million, deposits of approximately $55 million and stockholders' equity of approximately $11.6 million.


BANCSHARES


     Bancshares was incorporated on February 16, 2000 at the direction of the Board of Directors of the Bank to become a bank holding company with the Bank as its wholly-owned subsidiary. Bancshares, upon the approval by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") of an application to become a bank holding company, will be subject to regulation by the Federal Reserve Board. Upon consummation of the Holding Company Reorganization, Bancshares will have no significant assets other than the shares of the Bank's capital stock acquired in the Holding Company Reorganization, and will have no significant liabilities. Initially, Bancshares will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, Bancshares does not intend to employ any persons other than certain executive officers, but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate, to the extent Bancshares expands its business in the future.


REASONS FOR THE REORGANIZATION


     The Bank's Board of Directors believes that the formation of a holding company creates a more flexible organizational structure that could provide benefits such as more options for funding the Bank's growth, the ability to accommodate distinct subsidiaries for additional lines of business and increased efficiency with regard to acquisition activities. Furthermore, the recent enactment of the Gramm-Leach-Bliley Act of 1999 which made historic changes to the structure of the financial services industry would require certain activities to only be conducted through the holding company form of organization. While Bancshares and the Bank have no current plans for additional lines of business, they might consider such options in the future. Also, neither have any current plans for funding additional growth, although they will evaluate acquisition opportunities on a regular basis. Effecting any such acquisition may necessitate additional capital funding. A holding company structure would be consistent with the Bank's stated strategy of positioning the Bank to seize opportunities that it expects to result from the consolidation of the financial services industry.


HOLDING COMPANY EFFECTIVE DATE


     The date and time on which the Holding Company Reorganization is effective will be the first business day following the date on which Bancshares files Articles of Share Exchange in accordance with the NCBCA. We refer to this date and time as the "Holding Company Effective Date."


ACTIONS AT THE HOLDING COMPANY EFFECTIVE DATE


     The Holding Company Reorganization will be accomplished through the following steps:


   o Bancshares has been incorporated as a North Carolina corporation. The primary purpose of Bancshares is to become the bank holding company for the Bank.


   o At the Holding Company Effective Date, Bancshares will exchange shares of its Common Stock for all the shares of the Bank's Common Stock issued and outstanding immediately prior to the Holding Company Effective Date on a one-for-one basis. As an example, if a Bank shareholder owned 100 shares of the Bank's stock before the Holding Company Effective Date, he or she would receive 100 shares of Bancshares in the Holding Company Reorganization.



   o Not more than 20 days following the Holding Company Effective Date, Bancshares will cause Registrar and Transfer Company, Cranford, New Jersey, the transfer agent for the Bank's Common Stock (the "Exchange Agent"), to mail to each former shareholder of the Bank of record immediately prior to the Holding Company Effective Date written instructions and transmittal materials for use in surrendering shares of the Bank Common Stock to the Exchange Agent.


   o Upon the proper delivery to the Exchange Agent by the Bank shareholder of his or her share certificates, the Exchange Agent will register in the name of such shareholder the shares of Bancshares' Common Stock and deliver new share certificates to the Bank shareholder.


   o Bank shareholders have the right to dissent from the Holding Company Reorganization if they follow the procedure in the NCBCA. We have explained that procedure under "Dissenters' Rights" beginning on page 9 and have also included a copy of the statute itself in Appendix II to this Proxy Statement-Prospectus.


CONDITIONS TO THE HOLDING COMPANY REORGANIZATION


     The Holding Company Agreement provides that the obligations of the Bank and Bancshares to consummate the Holding Company Reorganization are subject to the satisfaction of the following conditions:


   o the approval of the Holding Company Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Bank's Common Stock;


   o the approval by the Federal Reserve Board of Bancshares' application to become a holding company under the Bank Holding Company Act of 1956 (the "BHC Act");

   o the receipt of all other consents and approvals and the satisfaction of all other requirements necessary to the consummation of the Holding Company Reorganization;


   o the receipt of a favorable opinion from the Bank's legal counsel as to the federal income tax consequences of the Holding Company Reorganization; and


   o expiration of any waiting period required by any supervisory authority to complete the transaction.


     Although we have filed the appropriate application with the Federal Reserve Board under the BHC Act, there are no assurances that all conditions will be satisfied and that the Holding Company Reorganization will be consummated.


TERMINATION


     The Holding Company Agreement may be terminated prior to the Holding Company Effective Date if:


   o any condition precedent to the Holding Company Reorganization has not been fulfilled or waived;


   o any action, suit, proceeding or claim has been instituted, made or threatened relating to the Holding Company Agreement which makes consummation of the transaction inadvisable in the opinion of the Board of Directors of the Bank or Bancshares;


   o the number of shares of the Bank's Common Stock owned by dissenting shareholders, if any, makes consummation inadvisable in the opinion of the Bank or Bancshares; or


   o for any other reason, consummation of the transaction is inadvisable in the opinion of the Board of Directors of the Bank or Bancshares.


EXCHANGE OF STOCK CERTIFICATES


     At the Holding Company Effective Date, a certificate representing one share of the Bank's Common Stock will represent the right to be exchanged for one share of Bancshares' Common Stock, except for certificates representing the Bank's shares whose holders, if any, have exercised dissenters' rights. After the Holding Company Effective Date, shareholders will exchange their present certificates for new certificates representing shares of Bancshares' Common Stock. The Bank's shareholders will be notified by Bancshares as to the procedure for the exchange of the Bank's Common Stock certificates for Bancshares' Common Stock certificates. Your present stock certificates will for all purposes after the Holding Company Effective Date, until exchanged with the Exchange Agent, evidence only the exchange rights for which the Holding Company Agreement provides or, if applicable, the rights of a dissenting shareholder.


FEDERAL INCOME TAX CONSEQUENCES OF THE HOLDING COMPANY REORGANIZATION


     The Bank expects to receive an opinion of Anthony Gaeta, Jr., P.A. to the effect that, among other things:


   o The proposed Holding Company Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").


   o No gain or loss will be recognized by the Bank's shareholders on the receipt of Bancshares' Common Stock in exchange for their Bank Common Stock.


   o The basis of each Bank shareholder in Bancshares' Common Stock received by such shareholder will be the same as the basis of the Bank's Common Stock surrendered in exchange therefor.

   o The holding period of Bancshares' Common Stock received by each Bank shareholder will include the holding period of the Bank's Common Stock surrendered in exchange therefor, provided that the Bank's Common Stock is held as a capital asset at the effective time of the Holding Company Reorganization.


   o If a Bank shareholder dissents from the Holding Company Reorganization and receives cash in exchange for his Bank Common Stock, the receipt of such cash will be a taxable transaction and will be treated as a distribution and redemption of his shares, subject to the provisions and limitations of Sections 301 and 302 of the Code.


     The opinion assumes, among other things, that the Holding Company Reorganization will be consummated as described in the Holding Company Agreement, and that payment to dissenters will not exceed the fair market value of Bancshares' Common Stock issued in the Holding Company Reorganization as of the Effective Time.


     The tax opinion will not address state or local tax consequences, and shareholders are advised to consult their own tax advisors for advice on these matters.


     The tax opinion is not binding on the Internal Revenue Service.


ACCOUNTING TREATMENT OF THE HOLDING COMPANY REORGANIZATION


     The Holding Company Reorganization is expected to be characterized as, and treated similarly to, a "pooling of interests" (rather than a "purchase") for financial reporting and related purposes, with the result that the accounts of the Bank and Bancshares will be combined.



                              DISSENTERS' RIGHTS


     Article 13 (entitled "Dissenters' Rights") of the NCBCA sets forth the rights of the Bank's shareholders who object to the Holding Company Reorganization. The following is a summary of the material terms of the statutory procedures to be followed by a holder of Bank Common Stock in order to dissent from the Holding Company Reorganization and perfect dissenters' rights under the NCBCA. A copy of Article 13 of the NCBCA is attached as Appendix II hereto.


     If a Bank shareholder elects to exercise such a right to dissent and demand appraisal, such shareholder must satisfy each of the following conditions:


   (a) such shareholder must give to the Bank and the Bank must actually receive, before the vote on approval or disapproval of the Holding Company Reorganization is taken, written notice (the "Notice") of such shareholder's intent to demand payment for such shareholder's shares if the Holding Company Reorganization is effectuated (this Notice must be in addition to and separate from any proxy or vote against the Holding Company Reorganization; neither voting against, abstaining from voting, nor failing to vote on the Holding Company Reorganization will constitute a Notice within the meaning of the NCBCA); and


   (b) such shareholder must not vote in favor of the Holding Company Reorganization (a failure to vote will satisfy this requirement, but a vote in favor of the Holding Company Reorganization, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the Holding Company Reorganization or direction to abstain, will constitute a waiver of such shareholder's Dissenters' Rights).

     If the requirements of (a) and (b) above are not satisfied and the Holding Company Reorganization becomes effective, a Bank shareholder will not be entitled to payment for such shareholder's shares under the provisions of
Article 13 of the NCBCA.


     Any Notices should be addressed to American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111-0418, attention: Randy P. Helton. The Notice must be executed by the holder of record of shares of Bank Common Stock. A beneficial owner may assert Dissenters' Rights only if he dissents with respect to all Bank Common Stock of which he is the beneficial owner. With respect to shares of Bank Common Stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise Dissenters' Rights if such beneficial holder also submits to the Bank the record holder's written consent to such exercise not later than the time such beneficial holder asserts the Dissenters' Rights. A record owner, such as a broker, who holds shares of Bank Common Stock as a nominee for others, may exercise Dissenters' Rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Bank Common Stock beneficially owned by any one person. In such case, the Notice submitted by such broker as record owner must set forth the name and address of the shareholder who is objecting to the Holding Company Reorganization and demanding payment for such person's shares.


     If the Holding Company Reorganization is approved by both the Bank's shareholders and all regulatory authorities, the Bank will be required to mail by registered or certified mail, return receipt requested, a written notice (the "Dissenters' Notice") to all shareholders who have satisfied the requirements of (a) and (b) above. The Dissenters' Notice must be sent no later than ten days after shareholder approval of the Holding Company Reorganization, and must:


   o state where the payment demand must be sent and where and when certificates for shares of Bank Common Stock must be deposited;


   o supply a form for demanding payment;


   o set a date by which the Bank must receive the payment demand (not fewer than 30 days nor more than 60 days after the Dissenters' Notice is mailed); and


   o include a copy of Article 13 of the NCBCA.


     A shareholder who receives a Dissenters' Notice must demand payment and deposit such shareholder's share certificates in accordance with the terms of the Dissenters' Notice. A shareholder who demands payment and deposits such shareholder's share certificates retains all other rights of a shareholder until these rights are canceled or modified by the Holding Company Reorganization. A shareholder who does not demand payment or deposit such shareholder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for their shares under the NCBCA.


     Within 30 days after receipt of a demand for payment, the Bank is required to pay each dissenting shareholder the amount the Bank estimates to be the fair value of such shareholder's shares, plus interest accrued from the effective date of the Holding Company Reorganization to the date of payment. The payment must be accompanied by:


   o The Bank's most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;


   o an explanation of how the Bank estimated the fair value of the shares;


   o an explanation of the interest calculation;


   o a statement of the dissenters' right to demand payment (as described below); and


   o a copy of Article 13 of the NCBCA.

     If the Holding Company Reorganization is not consummated within 60 days after the date set for demanding payment and depositing share certificates, the Bank must, pursuant to the NCBCA, return the deposited certificates. If after returning the deposited certificates the Holding Company Reorganization is consummated, the Bank must send a new Dissenters' Notice and repeat the payment demand procedure.


     A shareholder may, however, notify the Bank in writing of such shareholder's own estimate of the fair value of his shares and amount of interest due, and demand payment of the excess of such shareholder's estimate of the fair value of such shareholder's shares over the amount previously paid by the Bank if: (a) the shareholder believes that the amount paid is less than the fair value of the Bank Common Stock or that the interest is incorrectly calculated; (b) the Bank fails to make payment of its estimate of fair value to a shareholder within 30 days after receipt of a demand for payment; or (c) the Holding Company Reorganization not having been consummated, the Bank does not return the deposited certificates within 60 days after the date set for demanding payment. A shareholder waives the right to demand payment unless such shareholder notifies the Bank of such shareholder's demand in writing within 30 days of the Bank's payment of its estimate of fair value (with respect to clause (a) above) or the Bank's failure to perform (with respect to clauses (b) and (c) in this paragraph). A shareholder who fails to notify the Bank of his demand within such 30-day period shall be deemed to have withdrawn such shareholder's dissent and demand of payment.


     If a demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of (a) the date of his payment demand or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within such 60-day period, the dissenting shareholder shall be deemed to have withdrawn the dissent and demand for payment.


     The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, the dissenting shareholder will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against the Bank if the court finds that it did not comply with the statutes; or (b) against the Bank or the dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against the Bank, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.


     THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE NCBCA RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NCBCA, WHICH ARE INCLUDED AS APPENDIX II TO THIS PROXY STATEMENT-PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE THEIR DISSENTERS' RIGHTS ARE URGED TO REVIEW CAREFULLY APPENDIX II AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.


     The Holding Company Agreement provides that if the Board of Directors of the Bank determines that the holders of a sufficient number of shares of Bank Common Stock have dissented from the Holding Company Reorganization so that consummation of the Holding Company Reorganization is inadvisable, the Board of Directors of the Bank may terminate the Holding Company Agreement. In that regard, the Bank currently anticipates that it would terminate the Holding Company Agreement if more than 149,206 shares of Bank Common Stock dissent from the Holding Company Reorganization. To comply with the requirements for a reorganization under Section 368(a)(1)(B) of the Code, the Holding Company Agreement provides that the Bank will establish an escrow fund from which all payments to dissenting Bank shareholders (if any) will be made. Bancshares will not contribute any funds to the escrow fund. Section 368(a)(1)(B) applies to the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of stock of another corporation, and no cash consideration may be paid by the acquiror. Accordingly, it is necessary that all cash payments to dissenters of the acquired corporation be paid from funds of the acquired corporation, and not from funds of the acquiring corporation. The escrow fund mechanism described above was included in the Holding Company Agreement to ensure that any and all Bank dissenters would be paid from the Bank's funds and that the Holding Company Reorganization would remain eligible for treatment as a reorganization under Section 368(a)(1)(B) of the Code.

                   DESCRIPTION OF BANCSHARES' CAPITAL STOCK


     The following is a summary of the material provisions of Bancshares' Articles of Incorporation and Bylaws.


GENERAL


     The Articles of Incorporation of Bancshares authorize the issuance of 10,000,000 shares of capital stock, consisting of 9,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock at no par value. There is one share of Bancshares Common Stock currently issued and outstanding, which is owned by Randy P. Helton. There is currently no established public trading market for Bancshares Common Stock.


     On the Holding Company Effective Date, the currently outstanding share of Bancshares Common Stock will be redeemed and canceled, and there will be, subject to the exercise of Dissenters' Rights, 1,492,062 shares outstanding as a result of the exchange of shares of Bancshares Common Stock for shares of Bank Common Stock.


     In the future, the authorized but unissued and unreserved shares of Bancshares Common Stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of Bancshares Common Stock would be issued, no shareholder approval will be required for the issuance of those shares. See pages 15-18 for a discussion of the rights of the holders of Bancshares Common Stock as compared to the holders of Bank Common Stock.


COMMON STOCK


     GENERAL. Each share of Bancshares Common Stock has the same relative rights as, and is identical in all respects to, each other share of Bancshares Common Stock.


     DIVIDEND RIGHTS. As a North Carolina corporation, Bancshares will not be directly subject to the restrictions on the payment of dividends applicable to the Bank. Holders of shares of Bancshares' Common Stock will be entitled to receive such cash dividends as the Board of Directors of Bancshares may declare out of funds legally available therefor. However, the payment of dividends by Bancshares will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. After the Holding Company Reorganization is consummated, the ability of Bancshares to pay dividends to the holders of shares of Bancshares Common Stock will, at least initially, be completely dependent upon the amount of dividends the Bank pays to Bancshares. See "Comparison of the Rights of Shareholders -- Comparison of the Rights of Holders of the Bank Common Stock and Bancshares Common Stock -- Payment of Dividends".


     VOTING RIGHTS. Each share of Bancshares Common Stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. In addition, if the Board of Directors of Bancshares consists of 9 or more directors, its members will be classified so that approximately one-third of the directors will be elected each year. Shareholders of Bancshares are not entitled to cumulate their votes for the election of directors. See "Comparison of the Rights of Shareholders -- Comparison of the Rights of Holders of Bank Common Stock and Bancshares Common Stock -- Voting Rights".

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of Bancshares, the holders of shares of Bancshares Common Stock will be entitled to receive, after payment of all debts and liabilities of Bancshares, all remaining assets of Bancshares available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of the Bank, Bancshares, as the holder of all shares of Bank Common Stock upon completion of the Holding Company Reorganization would be entitled to receive payment of all debts and liabilities of the Bank (including all deposits and accrued interest thereon) and all remaining assets of the Bank available for distribution in cash or in kind.


     PREEMPTIVE RIGHTS; REDEMPTION. Holders of shares of Bancshares Common Stock will not be entitled to preemptive rights with respect to any shares that may be issued. Bancshares Common Stock is not subject to call or redemption.


CERTAIN ARTICLES AND BYLAW PROVISIONS HAVING POTENTIAL ANTI-TAKEOVER EFFECTS


     GENERAL. The following is a summary of the material provisions of Bancshares' Articles of Incorporation and Bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of Bancshares (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and Bylaws are to the Bancshares' Articles of Incorporation and Bylaws in effect as of the date of this Proxy Statement-Prospectus.


     CLASSIFICATION OF THE BOARD OF DIRECTORS. The Bylaws provide that if the number of directors is nine or more (the number of directors is currently 7), the Board of Directors of Bancshares shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. If so classified, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (except for certain initial directors whose terms may be shorter than three years as necessary to effect the classification process). A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. If the Board of Directors of Bancshares becomes classified, approximately one-third of the members of the Board of Directors of Bancshares will be elected each year, and two annual meetings will be required for Bancshares' shareholders to change a majority of the members constituting the Board of Directors of Bancshares.


     REMOVAL OF DIRECTORS; FILLING VACANCIES. Bancshares' Articles of Incorporation provide that shareholders may remove one or more of the directors with cause which includes (i) criminal prosecution and conviction during the course of a director's service as a director of Bancshares of an act of fraud embezzlement, theft, or personal dishonesty, (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or
(iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors under any of the fidelity bonds or insurance policies covering its directors, officers or employees. Vacancies occurring in the Board of Directors of Bancshares may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.


     AMENDMENT OF BYLAWS. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of Bancshares may amend or repeal the Bylaws. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors of Bancshares. Generally, the shareholders of Bancshares may adopt, amend, or repeal the Bylaws in accordance with the NCBCA.


     The Board of Directors is permitted by Bancshares' Articles of Incorporation to consider other constituents besides the shareholders if faced with a proposal that could cause a change in control. Such constituents are employees, depositors, customers, creditors and the communities in which Bancshares and its subsidiaries conduct business. Further, the Board is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal from a regulatory perspective.


     SPECIAL MEETINGS OF SHAREHOLDERS. Bancshares' Bylaws provide that special meetings of shareholders may be called only by the President or Board of Directors of Bancshares.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Bancshares Common Stock is expected to be Registrar and Transfer Company, Cranford, New Jersey, which presently serves as such for the Bank.



                   COMPARISON OF THE RIGHTS OF SHAREHOLDERS


COMPARISON OF THE RIGHTS OF HOLDERS OF BANK COMMON STOCK AND BANCSHARES COMMON STOCK.

NEITHER BANK COMMON STOCK NOR BANCSHARES COMMON STOCK ARE INSURED BY THE FDIC OR GUARANTEED BY THE ISSUER AND ARE BOTH SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF VALUE.

     GENERAL. Upon consummation of the Holding Company Reorganization, shareholders of the Bank, other than those shareholders who properly exercise Dissenters' Rights, will become shareholders of Bancshares. Certain legal distinctions exist between owning Bancshares Common Stock and Bank Common Stock. The shareholders of Bancshares will be governed by and subject to the Articles of Incorporation and Bylaws of Bancshares rather than the Articles of Incorporation and Bylaws of the Bank. Bancshares is a corporation governed by the laws of the State of North Carolina applicable to business corporations, while the Bank is a commercial bank governed by the banking laws of North Carolina, which incorporate the corporate laws of North Carolina only to the extent they do not conflict with the banking laws.


     The following is a summary of the material differences in the rights of holders of Bancshares Common Stock and of holders of Bank Common Stock. Shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the proposed Holding Company Reorganization.


     CAPITAL STRUCTURE. The Bank's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $5.00 per share, and there are currently 1,492,062 shares issued and outstanding.


     Bancshares' Articles of Incorporation authorize the issuance of up to 9,000,000 shares of $1.00 par value common stock and 1,000,000 shares of preferred stock. The rights, privileges and preferences of the preferred stock will be determined, in accordance with North Carolina law, by the Board of Directors of Bancshares when, and if, any such shares of preferred stock are issued. Because the exchange of shares of common stock by virtue of the Holding Company Reorganization is to be one-for-one (and Bancshares will redeem and cancel the single share previously issued by it for nominal consideration), Bancshares will have the same number of shares issued and outstanding immediately after consummation of the Holding Company Reorganization as the Bank did before, except to the extent that any shareholders of the Bank perfect their appraisal rights of dissent and receive cash rather than Bancshares Common Stock.


     VOTING RIGHTS. In general, each holder of Bank Common Stock and Bancshares Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders. In the election of directors, each holder of Bank Common Stock and of Bancshares Common Stock has the right to vote the number of shares owned by him or her on the record date for as many persons as there are directors to be elected. Cumulative voting is not available with respect to the election of directors of the Bank or Bancshares.


     Under North Carolina banking law, the Bank may effect a merger with or transfer of all of its assets and liabilities to another bank, or may dissolve, only upon the affirmative vote of the holders of at least two-thirds of the Bank's outstanding shares of Common Stock. Bancshares may effect a merger with or transfer of all of its assets and liabilities to another corporation, or may dissolve upon the affirmative vote of the holders of at least three-fourths of Bancshares' outstanding shares of Common Stock. However only a majority of Bancshares' outstanding shares of Common Stock is required if any such transaction shall have been approved by a majority of the members of the Board of Directors unaffiliated with any other party to the proposed transaction.


     DIRECTORS. The Bylaws of both the Bank and Bancshares provide that the Board of Directors shall have from 8 to 20 members. The Board of Directors of the Bank is currently comprised of 10 members. The Board of Directors of Bancshares is currently comprised of seven members all of whom are currently directors of Bank. The Boards of Directors of both the Bank and Bancshares may fill vacancies arising in their directorships.


     The Bylaws of both the Bank and Bancshares provide that if the number of directors is at least nine, the terms of the directors shall be staggered. Pursuant to the Bylaws, the directors are divided into three classes, each consisting of approximately one-third of the total directors. Each year, one class of the directors comes up for election, resulting in director terms of three years.


     ASSESSMENT. Section 53-42 of the General Statutes of North Carolina provides for the pro rata assessment of holders of capital stock of a state bank in the event that its capital becomes impaired. Such assessment is to be enforced by the sale, to the extent necessary, of the bank stock of any shareholder who fails to pay his or her assessment. Accordingly, the shares of Bank Common Stock are subject to assessment as provided by such statute.


     All shares of Bancshares' Common Stock will, upon consummation of the Holding Company Reorganization, be fully paid and non-assessable.


     RIGHTS TO REPURCHASE STOCK. Under North Carolina banking law, the Bank may repurchase its stock only after approval by holders of two-thirds of its outstanding Common Stock and by the North Carolina Banking Commission. Under the BHC Act, no prior approval is required and, therefore, Bancshares will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. Under certain circumstances, stock repurchases by Bancshares will require the prior approval of the Federal Reserve Bank of Richmond. Bancshares may consider repurchases of its stock in the future, but there can be no assurance that Bancshares will conduct such repurchases.


     PAYMENT OF DIVIDENDS. The ability of the Bank to pay dividends on its Common Stock is restricted by North Carolina banking law and by tax considerations related to state-chartered banks. North Carolina law imposes restrictions on the ability of all banks chartered under North Carolina law to pay dividends. The Bank may only pay dividends out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank. Further, without the approval of the North Carolina Commissioner of Banks, no bank, like the Bank, that has not been in existance for at least three years may pay any cash dividends. Although Bancshares' ability to pay dividends will not be subject to these restrictions, such restrictions will indirectly affect Bancshares because dividends from the Bank will be the primary source of funds of Bancshares for the payment of dividends to shareholders of Bancshares. Accordingly, Bancshares will not be in a position to pay any cash dividends until November 2001 without the foregoing approval.


     Bancshares will be limited by certain restrictions imposed generally on North Carolina corporations. Subject to certain limitations and exceptions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.


     LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The Articles of Incorporation of both the Bank and Bancshares eliminate a director's personal liability for breach of duty as a director to the fullest extent permitted by law. As required by North Carolina banking law, the Articles of

Incorporation of the Bank qualify the elimination of liability for acts or omissions as to which the elimination of liability would be inconsistent with the provisions of North Carolina banking law or the business of banking.


     The Bylaws of both the Bank and Bancshares provide for indemnification to the fullest extent permitted by law. Under the Federal Deposit Insurance Act, as amended ("FDIA"), both the Bank and Bancshares would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Bancshares pursuant to the forgoing provisions, Bancshares has been informed that in the opinion of the Securities and Exchange Commission ("SEC"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     CHANGE IN CONTROL REGULATION. Both the Bank and Bancshares are subject to the North Carolina Shareholder Protection Act (the "Shareholder Protection Act") and the North Carolina Control Share Acquisition Act (the "Control Share Act"), each of which, if applicable, would hinder the ability of a third party to acquire control of either company. The Shareholder Protection Act generally requires that, unless certain "fair price" and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Control Share Act provides that any person or party who acquires "control shares" (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the "control shares" to be accorded voting rights and the holder of the "control shares" has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the "control shares." The provisions of the Shareholder Protection Act and the Control Share Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with the board of directors of a company by groups or corporations interested in acquiring control of the company.


     The acquisition of more than ten percent (10%) of either the outstanding Bancshares Common Stock or the outstanding Bank Common Stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978 (the "Change in Bank Control Act"). The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the Exchange Act, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.


     Prior approval of the Federal Reserve Board would be required for any acquisition of control of the Bank or Bancshares by any bank holding company under the BHC Act. Control for purposes of the BHC Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of the Bank or Bancshares. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHC Act.


     The Exchange Act requires that a purchaser of any class of a corporation's securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed five percent of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the Exchange Act.


     STATUTORY GOVERNANCE. The Bank, as a state chartered bank, is subject to certain provisions of Chapter 53 of the North Carolina General Statutes whereas the NCBCA, which governs bank holding companies does not contain similar provisions. Therefore, although these provisions shall continue to govern the Bank, they will only indirectly affect Bancshares. The relevant provisions of Chapter 53 of the North Carolina General Statutes directly influencing the Bank to which Bancshares is not subject are that:


     o not less than three-fourths of the directors shall be residents of the State of North Carolina;


     o all directors are required to own stock of the Bank; and


     o every director be required to take an oath.


     BYLAW CHANGES. The Bylaws of Bancshares are substantially the same as the Bylaws of the Bank. However, Bancshares' Bylaws do not include certain bank-specific committees that are included in the Bank's Bylaws.


     Upon request, the Bank will provide its shareholders with copies of the Bylaws of both the Bank and Bancshares free of charge. Requests should be made to Dan R. Ellis, Jr., at (704) 225-8444 or mailed to American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111-0418, Attention:
Dan R. Ellis, Jr.

                     PRO FORMA CONSOLIDATED CAPITALIZATION

     The following table presents the pro forma consolidated capitalization of Bancshares and the Bank, as its subsidiary, at December 31, 1999, adjusted to give effect to the Holding Company Reorganization as described in this Proxy Statement-Prospectus. The authorized number of shares of Common Stock of Bancshares is 9,000,000.

                                                                                   PRO FORMA
                                                                                  CONSOLIDATED
                                                    THE BANK      BANCSHARES     CAPITALIZATION
                                                 -------------   ------------   ---------------
SHAREHOLDERS' EQUITY
Common Stock .................................   $ 6,216,925       $  1.00 (1)    $ 1,492,062
Additional Paid-In Capital ...................     6,364,734          9.00 (1)     11,089,597
Retained Deficit .............................    (1,029,139)           --         (1,029,139)
Total Shareholders' Equity ...................    11,552,520         10.00 (1)     11,552,520

(1)  To be redeemed and cancelled upon the Effective Date.

                   INFORMATION ABOUT THE BANK AND BANCSHARES


BANCSHARES


     GENERAL. Bancshares is a business corporation incorporated under the laws of the State of North Carolina on February 16, 2000. The only office of Bancshares, and its principal place of business, is located at the administrative office of the Bank at 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111-0418. Bancshares' telephone number is (704) 225-8444.


     Bancshares was organized for the purpose of becoming the holding company of the Bank. Pursuant to the Holding Company Reorganization, the Bank will become a wholly-owned subsidiary of Bancshares, Bancshares will become a bank holding company, and each shareholder of the Bank will, subject to the exercise of Dissenters' Rights, become a shareholder of Bancshares without any change in the number of shares owned or percentage ownership.


     Bancshares has not yet undertaken any operating business activities and does not currently propose to do so. In the future, Bancshares may become an operating company or acquire other commercial banks or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although there are no present plans or intentions to do so.


     PROPERTY. Initially, Bancshares will neither own nor lease any real or personal property but will utilize the premises and property of the Bank without the payment of any rental fees to the Bank.


     COMPETITION. It is expected that for the near future the primary business of Bancshares will be the ongoing business of the Bank. Therefore, the competitive conditions to be faced by Bancshares will be the same as those faced by the Bank. In addition, many banks and financial institutions have formed, or are in the process of forming, holding companies. It is likely that these holding companies will attempt to acquire banks, thrift institutions or companies engaged in bank-related activities. Thus, Bancshares will face competition in undertaking any such acquisitions and in operating subsequent to any such acquisitions.


     EMPLOYEES. At the present time, Bancshares does not intend to have any employees other than its management. See "Management of Bancshares." It will utilize the support staff of the Bank from time to time without the payment of any fees to the Bank. If Bancshares acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees.

THE BANK


     GENERAL. The Bank was incorporated under the laws of the State of North Carolina on November 13, 1998, and commenced operations as a state-chartered banking corporation on November 16, 1998. The Bank is not a member of the Federal Reserve System and has no subsidiaries. As of December 31, 1999, the Bank had assets of approximately $71.9 million, net loans outstanding of approximately $59.3 million and deposits of approximately $55 million. The Bank's corporate and main office is located at 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111-0418, and its telephone number is (704) 225-8444. In addition to the main office, the Bank has branch offices in Indian Trail and Marshville, North Carolina as well as two additional branches in Monroe, one in a Super Wal-Mart store.


     The Bank is a community bank currently engaged in the general commercial banking business in Union County, North Carolina. The Bank's market area consists of the City of Monroe, North Carolina, and includes Union County and parts of Mecklenburg County. Monroe is the largest city in Union County and serves as the county seat. The area is a very strong and diversified economic area. The total population of Union County is approximately 100,000.


     The Bank offers a full range of banking services, including checking accounts, savings accounts, NOW accounts, money market accounts and certificates of deposit; loans for real estate, businesses, agriculture, personal uses, home improvement and automobiles; equity lines of credit; credit cards; individual retirement accounts; safe deposit boxes; bank money orders; electronic funds transfer services including wire transfers; traveler's checks; and free notary services to all Bank customers. The Bank has a Mortgage Loan Department and an exclusive license through Factorworks, Inc. to provide a factoring product to its commercial customers. In addition, the Bank provides automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. At present, the Bank does not provide the services of a trust department.


     LENDING ACTIVITIES AND DEPOSITS. The Bank makes a variety of loans, including loans secured by real estate, loans for commercial purposes and loans to individuals for personal and household purposes. There are no large concentrations of credit to any particular industry. The economic trends of the area served by the Bank are influenced by the significant industries within the region. Virtually all the Bank's business activity is with customers located in Monroe and Union and Mecklenburg Counties. The ultimate collectibility of the Bank's loan portfolio is susceptible to changes in the market conditions of this geographic region.


     FINANCIAL STATEMENTS. A copy of the Bank's 1999 Annual Report to Shareholders, which includes audited statements of condition as of December 31, 1999 and for the period November 16, 1998 (date of commencement of operations) through December 31, 1998 and the related audited statements of operations, statements of changes in shareholders' equity and statements of cash flows for the year ended December 31, 1999 and the period ended December 31, 1998, prepared in conformity with generally accepted accounting principles, accompanies this Prospectus/Proxy Statement. However, the 1999 Annual Report is not considered to be a part of or incorporated into this Prospectus/Proxy Statement.


COMPETITION


     Commercial banking in North Carolina is extremely competitive in large part due to statewide branching. The Bank competes in its market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of the Bank's competitors have broader geographic markets and higher lending limits than the Bank and are also able to provide more services and make greater use of media advertising.

     The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of the Bank's competitors. In addition, as a result of interstate banking, out-of-state commercial banks may acquire North Carolina banks and heighten the competition among banks in North Carolina.


     Despite the competition in its market areas, the Bank believes that it has certain competitive advantages that distinguish it from its competition. The Bank believes that its primary competitive advantages are its strong local identity and affiliation with the community and its emphasis on providing specialized services to small and medium-sized business enterprises, as well as professional and upper-income individuals. The Bank offers customers modern, high-tech banking without forsaking community values such as prompt, personal service and friendliness. The Bank offers many personalized services and intends to attract customers by being responsive and sensitive to their individualized needs. The Bank also relies on goodwill and referrals from shareholders and satisfied customers, as well as traditional media to attract new customers. To enhance a positive image in the community, the Bank supports and participates in local events and its officers and directors serve on boards of local civic and charitable organizations.


YEAR 2000 ISSUES


     The issues surrounding the computer concerns with the turn into the 21st Century resulted in no adverse effect upon the Bank. The service bureau utilized by the Bank was able to recognize the year 2000 and continues to process all the data processing for the Bank without error. Additionally, the year 2000 concerns proved to be a non-issue for the Bank's third party vendors.



PROPERTIES


     The following table sets forth the location and other related information regarding the Bank's offices and other properties.



OFFICES                      LOCATION                              STATUS
--------------------------   -----------------------------------   -------
     Main Office             2593 West Roosevelt Boulevard         Leased
                             Monroe, North Carolina

     Sunset Branch           120 East Sunset Drive                 Leased
                             Monroe, North Carolina

     Indian Trail Branch     13860 East Independence Boulevard     Leased
                             Indian Trail, North Carolina

     Super Wal-Mart          2406 West Roosevelt Boulevard         Leased
     Branch                  Monroe, North Carolina

     Marshville Branch       7001 East Marshville Boulevard        Leased
                             Marshville, North Carolina

EMPLOYEES


     At December 31, 1999, the Bank had 42 full-time equivalent employees. None of its employees is represented by any collective bargaining unit. The Bank considers relations with its employees to be good.


LEGAL PROCEEDINGS


     In the normal course of its operations, the Bank from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its counsel, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Bank's business, financial position or results of operations.



                      MANAGEMENT AND CERTAIN TRANSACTIONS


BENEFICIAL OWNERSHIP OF VOTING SECURITIES


     As of December 31, 1999, no shareholder owned more than 5% of the Bank's common stock.


     As of December 31, 1999, the beneficial ownership of the Bank's common stock by directors individually, and by directors and executive officers as a group, was as follows:



                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL         PERCENT
NAME OF BENEFICIAL OWNER                                  OWNERSHIP(1)(2)     OF CLASS(3)
------------------------------------------------------   -----------------   ------------
       Thomas J. Hall ................................         24,790             1.51%
       Larry S. Helms ................................         24,919(4)          1.52%
       Randy P. Helton ...............................         22,646             1.38%
       Kenneth W. Long ...............................         56,138             3.42%
       Zebulon Morris, Jr. ...........................         24,790             1.51%
       L. Steven Phillips. ...........................         33,716             2.05%
       L. Carlton Tyson ..............................         27,022             1.65%
       David D. Whitley ..............................         20,292             1.24%
       H. L. Williams, Jr. ...........................         24,790             1.51%
       Gregory N. Wylie ..............................         29,750             1.81%
       All Directors and Executive Officers as a group
         (15 persons) ................................        300,433            18.30%

--------
(1) Except as otherwise noted, to the best knowledge of the Bank's management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Helton -- 720 shares, Mr. Long -- 240 shares, Mr. Tyson -- 11,040 shares, and Mr.
    Whitley -- 4,327 shares.
(2) Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Bank: Mr. Hall -- 12,790 shares, Mr. Helms -- 12,919 shares, Mr. Helton -- 11,684 shares,
    Mr. Long -- 29,106 shares, Mr. Morris -- 12,790 shares, Mr. Phillips -- 17,396 shares, Mr. Tyson -- 13,942 shares, Mr. Whitley -- 10,470 shares, Mr. Williams -- 12,790 shares and Mr. Wylie -- 15,350 shares.
(3) The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 1,492,062 outstanding shares of common stock outstanding as of December 31, 1999, and (ii) 149,287 options exercisable within 60 days of December 31, 1999.
(4) Mr. Helms disclaims beneficial ownership of the shares held by his spouse.


REQUIRED REPORTS OF BENEFICIAL OWNERSHIP


     The Bank's directors and executive officers are required to file certain reports with the Federal Deposit Insurance Corporation regarding the amount of and changes in their beneficial ownership of the Bank's common stock (including, without limitation, an initial report following the person's election as an officer or director of the Bank and a report following the end of each month during which there has been a change in a reporting person's beneficial ownership). To the best knowledge of management of the Bank all such reports were timely filed except for the late filing by all directors reporting the grant of options on Form F-8. All such reports have been filed.

                       PROPOSAL 2: ELECTION OF DIRECTORS
                       ---------------------------------

     The Bank's Bylaws provide that its Board of Directors shall consist of between eight and twenty members, as determined by the Board of Directors or the shareholders, and if nine or more members, they shall be staggered into terms of one, two, and three years in as equal numbers as possible. The Board has set the number of directors at ten. The three directors whose terms expire at the Annual Meeting have been renominated to the Board for three-year terms.



                              POSITION(S)     DIRECTOR                  PRINCIPAL OCCUPATION AND
NAME AND AGE                      HELD          SINCE            BUSINESS EXPERIENCE DURING PAST 5 YEARS
--------------------------   -------------   ----------   ----------------------------------------------------
Larry S. Helms (54)          Director          1998       Owner, Larry S. Helms and Associates, Indian Trail,
                                                          NC; former Manager, BellSouth Telecommunications,
                                                          Charlotte, NC, 1970-1996.
Zebulon Morris, Jr. (61)     Director          1998       President, Milex Carolinas, Inc., Charlotte, NC
L. Carlton Tyson (57)        Director          1998       President, Tyson Group, Monroe, NC

INCUMBENT DIRECTORS


     The Bank's Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:



                                     DIRECTOR       TERM                  PRINCIPAL OCCUPATION AND
NAME AND AGE                           SINCE      EXPIRES          BUSINESS EXPERIENCE DURING PAST 5 YEARS
---------------------------------   ----------   ---------   --------------------------------------------------
Thomas J. Hall (52)                 1998           2001      Chief Financial Officer, Petro Express, Inc.,
                                                             Charlotte, NC; former President, Halls, Inc.,
                                                             Charlotte, NC
David D. Whitley (53)               1998           2001      President, Whitley Mortgage Associates, Inc.,
                                                             Monroe, NC
H.L. ("Ben") Williams, Jr. (54)     1998           2001      Private Investor, former Chief Executive Officer,
                                                             Appearance Corporation,
                                                             Monroe, NC
Randy P. Helton (44)                1998           2002      President and Chief Executive Officer of the
                                                             Bank; former Vice President of the Private
                                                             Client Group, First Union National Bank,
                                                             Charlotte, NC; former Senior Vice President,
                                                             American Commercial Bank, Monroe, NC
Kenneth W. Long (51)                1998           2002      President, Click Tactics, Inc., Monroe, NC
L. Stephen Phillips (48)            1998           2002      Chief Executive Officer, Charlotte GreenCorp,
                                                             Inc., Charlotte, NC; former President, Tarheel
                                                             Natural Turf Company, Inc., Charlotte, NC
Gregory N. Wylie (45)               1998           2002      Chief Executive Officer of Metro Marketing,
                                                             Inc., Charlotte, NC

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR OF BANK OF ASHEVILLE AS SET FORTH ABOVE.


DIRECTOR RELATIONSHIPS


     No director is a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The Bank's Board of Directors held 11 regular meetings and no special meetings during 1999. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served.


     The Bank's Board of Directors has several standing committees, including an Audit Committee and a Compensation Committee.



     EXECUTIVE             ASSET/LIABILITY                                                            COMPENSATION
     COMMITTEE                COMMITTEE                LOAN COMMITTEE         AUDIT COMMITTEE           COMMITTEE
------------------   ---------------------------   ---------------------   --------------------   --------------------
Randy P. Helton      Randy P. Helton               Thomas J. Hall          Larry S. Helms         Gregory N. Wylie
Kenneth W. Long      Kenneth W. Long               David D. Whitley        L. Steven Phillips     L. Carlton Phillips
Gregory N. Wylie     Gregory N. Wylie              Kenneth W. Long         H.L. Williams          Kenneth W. Long
David D. Whitley     Thomas J. Hall                Zebulon Morris, Jr.     Gregory N. Wylie       L. Steven Phillips
Larry S. Helms       Dan R. Ellis (non-voting)     Randy P. Helton         David D. Whitley       Randy P. Helton

DIRECTOR COMPENSATION


     BOARD FEES. As of January 2000, each director (other than directors who also are salaried employees of the Bank) received no compensation.


     1999 NONSTATUTORY STOCK OPTION PLAN FOR DIRECTORS. The shareholders of the Bank ratified the 1999 Nonqualified Stock Option Plan for Directors (the "Nonstatutory Option Plan") at the 1999 Annual Meeting of Shareholders pursuant to which options on 124,338 shares of the Bank's common stock are available for issuance to members of the Bank's Board of Directors and the board of any subsidiary of the Bank. On April 14, 1999, all options were granted under the Nonstatutory Option Plan.


EXECUTIVE OFFICERS


     Set forth below is certain information regarding the Bank's executive officers as of December 31, 1999.



NAME                     AGE         POSITION(S) HELD                        BUSINESS EXPERIENCE
---------------------   -----   -------------------------   ----------------------------------------------------
Randy P. Helton         44      President and               Former Vice President of the Private Banking Group,
                                Chief Executive Officer     First Union National Bank, Charlotte, NC; former
                                                            Senior Vice President, American Commercial Bank,
                                                            Monroe, NC
William R. Adcock       43      Senior Vice President/      Former Commercial Lender, Bank of Union,
                                Monroe City Executive       Monroe, NC
Richard M. Cochrane     47      Senior Vice President/      Former Vice President, South Trust Bank, Mint Hill,
                                Mortgage Manager/           NC
                                Factorworks Manager
Dan R. Ellis, Jr.       44      Senior Vice President/      Former Partner, Accupointe, Inc., Monroe, NC;
                                Chief Financial Officer     former Vice President and Chief Financial Officer,
                                                            Coresource, Inc., Charlotte, NC
Farrell Richardson      59      Senior Vice President       Former Vice President and Branch Manager, Bank of
                                                            Union, Indian Trail, NC
Donald A. Singleton     48      Senior Vice President/      Former Vice President, Wachovia Mortgage
                                Senior Credit Lender        Company, Greenville, SC; former Vice President,
                                                            Real Estate Loan Officer and Assistant Credit
                                                            Administrator, United Carolina Bank, Greenville, SC

EXECUTIVE OFFICER COMPENSATION


     EXECUTIVE COMPENSATION The Bank has entered into an employment agreement with Randy P. Helton, President and Chief Executive Officer (dated April 15,
1998), to establish his duties and compensation and to provide for his continued employment with the Bank. The employment agreement provides for an individual term of employment of five years. The employment agreement provides for an annual base salary of $110,000 to be reviewed by the Board of Directors
not less often than annually. For 2000 the base amount has been set at     . In
addition, the employment agreement provides for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officer's office or made available to all other employees. The employment agreement provides that the officer may be terminated with or without cause, as defined in the employment agreement, by the Bank, and otherwise be terminated by the Bank (subject to vested rights) or by the officer. The employment agreement provides that in the event of a "termination event" following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation and (ii) the term of the agreement shall be not less than 24 months from the employee's notice of termination of the agreement. A "termination event" will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee's annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee's life insurance, medical or hospitalization insurance, disability insurance, stock option plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location outside of Monroe, North Carolina without the employee's express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.


     The following table shows the cash and certain other compensation paid to or received or deferred by Randy P. Helton for services rendered in all capacities during the fiscal years 1999 and 1998. No other executive officer of the Bank received compensation for 1999 which exceeded $100,000.



                          SUMMARY COMPENSATION TABLE



                                    ANNUAL COMPENSATION                                LONG TERM COMPENSATION
                       ---------------------------------------------- ---------------------------------------------------------
                                                                               AWARDS                       PAYOUTS
                                                                      ------------------------- -------------------------------
                                                            OTHER                    SECURITIES
NAME AND                                                   ANNUAL       RESTRICTED   UNDERLYING
PRINCIPAL                                               COMPENSATION      STOCK       OPTIONS/       LTIP         ALL OTHER
POSITION                YEAR   SALARY ($)   BONUS ($)      ($)(1)      AWARD(S)($)    SARS (#)   PAYOUTS ($)   COMPENSATION (2)
---------------------- ------ ------------ ----------- -------------- ------------- ----------- ------------- -----------------
Randy P. Helton,       1999     116,000           --             --            --           --           --         2,146
  President and Chief
  Executive Officer    1998     110,000           --             --            --           --           --            --

--------
(1) Perquisites and personal benefits awarded to Mr. Helton did not exceed 10% of the total annual salary in any year reported.
(2) Includes life insurance premiums and Bank contribution to 401(k) Plan.

STOCK OPTIONS


     The shareholders approved the 1999 Incentive Stock Option Plan (the "Incentive Option Plan") at the 1999 Annual Meeting of Shareholders pursuant to which options on 124,338 shares of the Bank's common stock are available for issuance to employees of the Bank and of any subsidiary of the Bank. The following table contains information with regard to grants of stock options during 1999 to Randy P. Helton, President and Chief Executive Officer of the Bank.



                          STOCK OPTION GRANTS IN 1999
                               INDIVIDUAL GRANTS



                                          % OF OPTIONS
                   NUMBER OF SECURITIES    GRANTED TO
                    UNDERLYING OPTIONS    EMPLOYEES IN     EXERCISE OR BASE
NAME                  GRANTED (#) (1)      FISCAL YEAR   PRICE ($) PER SHARE   EXPIRATION DATE
----------------- ---------------------- -------------- --------------------- ----------------
Randy P. Helton          65,684               36.19%           $ 9.17               2009

--------
(1) Stock options granted under the Nonstatutory Option Plan vest upon grant. Options granted under the Incentive Option Plan vest 20% per year commencing in April, 2000.


     401(K) SAVINGS PLAN. In 1999, the Bank adopted a tax-qualified savings plan (the "Savings Plan") which covers all current full-time employees and any new full-time employees who have been employed for six months and who have completed 1,000 hours of service for the Bank. Under the Savings Plan, a participating employee may contribute up to 10% of his or her base salary on a tax-deferred basis through salary reduction as permitted under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Bank may make additional discretionary profit sharing contributions to the Savings Plan on behalf of all participants. Total contributions (discretionary or otherwise) may not exceed $30,000 per year. A participant's contributions and the Bank's matching and profit sharing contributions under the Savings Plan will be held in trust accounts for the benefit of participants. A participant is at all times 100% vested with respect to his or her own contributions under the Savings Plan, and becomes 100% vested in the account for the Bank's matching and profit sharing contributions after completing seven years of service with the Bank. The value of a participant's accounts under the Savings Plan becomes payable to him or her in full upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant's death. The Savings Plan also will contain provisions for withdrawals in the event of certain hardships. A participant's contributions, vested matching and profit sharing contributions of the Bank, and any income accrued on such contributions, are not subject to federal or state taxes until such time as they are withdrawn by the participant.


INDEBTEDNESS AND TRANSACTIONS OF MANAGEMENT


     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.


     The highest aggregate outstanding balance of loans to current directors, nominees for director, executive officers and their associates, as a group, in Fiscal 1999, was $100,000, which represented approximately 1% of the Bank's equity capital accounts.


     Kenneth W. Long, Chairman of the Board, entered into a Consulting Agreement with the organizers of the Bank in June 1998, and served as a special consultant to assist the Bank in the development and implementation of its back room systems and delivery of banking services from a technological standpoint.

While he performed such services commencing in June 1998, Mr. Long deferred receiving any fees under the contract until the Bank was operational and has received fees and of $86,000. The contract has been consummated and no further payments or services are to be forthcoming for such services.


     J. Carlton Tyson's realty company, Ty-Par Realty, Inc., leased space to the Bank for its temporary modular unit and the Bank paid the realty company $3,300 per month in rental fees from June 1998 to March 1999. Mr. Tyson's construction company, L.C. Tyson Construction, Inc., performed $51,300 in upfitting of the modular unit. Ty-Par Realty, Inc. constructed the Bank's headquarters building in Monroe, North Carolina. The first floor is leased to the Bank for 30 years (11,250 square feet) at a rental of $19,237 per month, subject to 7% increases every five years. The Bank obtained an independent third party appraisal of the lease and believes its terms are fair and reasonable to the Bank.


     All such transactions have been negotiated on an arms-length basis at terms no more favorable than would otherwise be obtained from an independent third party.



          PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
          -----------------------------------------------------------

     The Board of Directors has appointed the firm of Dixon Odom PLLC, Certified Public Accountants, as the Bank's independent public accountants for 2000. A representative of Dixon Odom PLLC, is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF DIXON ODOM PLLC, AS THE BANK'S INDEPENDENT PUBLIC ACCOUNTANTS.



                                 OTHER MATTERS


     The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the Annual Meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.



                       PROPOSALS FOR 2001 ANNUAL MEETING


     It is anticipated that the 2001 Annual Meeting will be held on a date during April 2001. Any proposal of a shareholder which is intended to be presented at the 2001 Annual Meeting must be received by the Bank at its main office in Monroe, North Carolina no later than November 15, 2000 in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2001 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Bank by February 15, 2001 for it to be timely received and presented.



                            ADDITIONAL INFORMATION


     THE BANK'S 1999 ANNUAL REPORT ON FORM 10-KSB WHICH SERVES AS THE BANK'S ANNUAL DISCLOSURE STATEMENT AS REQUIRED BY THE FDIC WILL BE FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION ON OR BEFORE MARCH 30, 2000. A COPY OF THAT REPORT WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DAN R. ELLIS, JR., SECRETARY, AMERICAN COMMUNITY BANK, 2593 WEST ROOSEVELT BOULEVARD, MONROE, NORTH CAROLINA 28111-0418.

                           REGULATION AND SUPERVISION

REGULATION OF THE BANK


     The Bank is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Bancshares and the Bank.


     STATE LAW. The Bank is subject to extensive supervision and regulation by the North Carolina Commissioner of Banks (the "Commissioner"). The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and the Bank is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of the Bank. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.


     DEPOSIT INSURANCE. As a member institution of the FDIC, the Bank's deposits are insured up to a maximum of $100,000 per depositor through the BIF, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.


     CAPITAL REQUIREMENTS. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.


     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 1999, the Bank was classified as "well-capitalized" with Tier 1 and Total Risk-Based Capital of 16.07% and 17.50% respectively.


     The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's IRR management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.


     Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.


     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. In December, 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the FDIA and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things:


   o publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,


   o the establishment of uniform accounting standards by federal banking agencies,


   o the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,


   o additional grounds for the appointment of a conservator or receiver, and



   o restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.


     FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.


     A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.


     FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.


     MISCELLANEOUS. The dividends that may be paid by the Bank are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless the Bank's capital surplus is at least 50% of its paid-in capital. See "Comparison of the Rights of Shareholders -- Comparison of the Rights of Holders of the Bank Common Stock and Bancshares Common
Stock -- Payment of Dividends."

     Shareholders of banks may be compelled by the Commissioner pursuant to North Carolina law to invest additional capital in the event their bank's capital shall have become impaired by losses or otherwise. Failure to pay such an assessment could result in a forced sale of a shareholder's bank stock.


     The earnings of the Bank will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.



     The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.


     The Bank cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on the Bank's operations.


REGULATION OF BANCSHARES


     FEDERAL REGULATION. Following consummation of the Holding Company Reorganization, Bancshares will be subject to examination, regulation and periodic reporting under the BHC Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.


     Bancshares will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for Bancshares to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.


     Bancshares will be required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Bancshare's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.


     The status of Bancshares as a registered bank holding company under the BHC Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.


     In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:


     o making or servicing loans;


     o performing certain data processing services;


     o providing discount brokerage services;


     o acting as fiduciary, investment or financial advisor;


     o leasing personal or real property;


     o making investments in corporations or projects designed primarily to promote community welfare; and


     o acquiring a savings and loan association.


     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would be applicable to the extent that Bancshares maintains as a separate subsidiary a depository institution in addition to the Bank.


     Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal stockholders of the Bank, Bancshares, any subsidiary of Bancshares and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.


BRANCHING


     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle Act"), the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.


     North Carolina "opted-in" to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

RECENT LEGISLATIVE DEVELOPMENTS


     The Gramm-Leach-Bliley Act of 1999 represents the most sweeping reform of financial services regulation in over sixty years. The Act permits the creation of new financial services holding companies that can offer a range of financial products under a regulatory regime based on the principle of functional regulation. The legislation eliminates legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services companies. The Act provides financial organizations with flexibility in structuring these new financial affiliations through a holding company structure or a financial subsidiary, with appropriate safeguards.


     On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Growth Act"), was enacted which contained a comprehensive approach to recapitalize the FDIC's Savings Association Insurance Fund (the "SAIF") and to assure payment of the Financing Corporation (the "FICO") obligations. All of the Bank's deposits are insured by the FDIC's BIF. Under the Growth Act, banks with deposits that are insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The Growth Act stipulates that the BIF assessment rate to contribute toward the FICO obligations must be equal to one-fifth the SAIF assessment rate through year-end 2000, or until the insurance funds are merged, whichever occurs first. The amount of FICO debt service to be paid by all BIF-insured institutions is approximately $0.0126 per $100 of BIF-insured deposits for each year from 1997 through 2000 when the obligation of BIF-insured institutions increases to approximately $0.0240 per $100 of BIF-insured deposits per year through the year 2019, subject in all cases to adjustments by the FDIC on a quarterly basis. The Growth Act also contained provisions protecting banks from liability for environmental clean-up costs; prohibiting credit unions sponsored by Farm Credit System banks; easing application requirements for most bank holding companies when they acquire a thrift or a permissible non-bank operation; easing Fair Credit Reporting Act restrictions between bank holding company affiliates; and reducing the regulatory burden under the Real Estate Settlement Procedures Act, the Truth-in-Savings Act, the Truth-in-Lending Act and the Home Savings Mortgage Disclosure Act.



                                 LEGAL MATTERS


     The validity of the shares of Bancshares' Common Stock offered hereby has been passed upon for Bancshares by Anthony Gaeta, Jr., P.A., Raleigh, North Carolina.



                                    EXPERTS


     The financial statements of the Bank included in this Proxy
Statement-Prospectus have been audited by Dixon Odom PLLC, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                          FORWARD LOOKING STATEMENTS


     We have made forward looking statements in this Proxy Statement-Prospectus about the financial condition, results of operations, and business of Bancshares following the consummation of the Holding Company Reorganization that are subject to risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities:


   o competitive pressure in the banking industry increases significantly;


   o changes in the interest rate environment reduce margins;

   o general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;


   o no changes occur in the regulatory environment; and


   o changes occur in business conditions and the rate of inflation.


     When used in this Proxy Statement-Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to Bancshares, or its management are intended to identify forward looking statements.



                      WHERE YOU CAN GET MORE INFORMATION


     The Bank files reports under the Exchange Act with the FDIC. These reports include Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. These reports, as well as annual proxy statements mailed to shareholders and other information are available for you to inspect and copy, after paying a prescribed fee, at the FDIC's public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17th Street, N.W., Room 6043, Washington, DC 20429. The Registration, Disclosure and Securities Operations Unit telephone number is (202) 898-8908 and their fax number is (202) 898-3909. After the Holding Company Reorganization is completed, the Bank will no longer file these reports with the FDIC. Instead, Bancshares will begin filing such reports with the SEC.


     Bancshares has filed with the SEC a Registration Statement under the Securities Act regarding the shares of Bancshares' Common Stock to be issued in the Holding Company Reorganization. This Proxy Statement-Prospectus is part of that registration statement and does not contain all of the information contained in the Registration Statement since certain portions have been omitted as the SEC permits. If you would like more information about Bancshares and the Bancshares stock being issued, please refer to the Registration Statement and its exhibits which you may read, without charge, at the SEC's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can make copies of all or any part of the Registration Statement at the SEC's office in Washington, D.C. upon payment of prescribed SEC fees. In addition, copies of the exhibits to the Registration Statement may be obtained from Dan R. Ellis, Jr., Secretary of American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111-0418 (704) 225-8444.


     We expect Bancshares to be subject to the informational requirements of the Exchange Act and to file reports, proxy statements and other information with the SEC. You can inspect and copy these materials, after they have been filed, at the SEC's Public Reference Section, Room 1204, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the SEC:
New York Regional Office, Room 1028, Federal Building, 26 Federal Plaza, New York, New York 10006; and Chicago Regional Office, Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. You may also copy this material at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, DC 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as Bancshares, that file electronically with the SEC. The address of the SEC's Web site is (http://www.sec.gov).



                     INFORMATION INCORPORATED BY REFERENCE


     The SEC allows us to incorporate by reference information into this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC or FDIC. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference: American Community Bank's Annual

Report on Form 10-KSB for the year ended December 31, 1999 and the period November 16, 1998 (date of commencement of operations) through December 31, 1998, which has been filed with the FDIC and is included as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part.


     Documents incorporated by reference are available from the Bank, excluding all exhibits, unless we have specifically incorporated by reference such an exhibit in this Proxy Statement-Prospectus. Bank shareholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus without charge by requesting them in writing or by telephone from Dan R. Ellis, Jr., American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111-0418 (704) 225-8444.


     WHEN DECIDING HOW TO CAST YOUR VOTE, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED MARCH 24, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF THE BANCSHARES COMMON STOCK SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                  APPENDIX I

            AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE


     THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (this "Agreement"), made and entered into as of February 16, 2000, by and between American Community Bank, a banking corporation organized under the laws of the State of North Carolina and having its principal place of business in the City of Monroe, Union County, North Carolina (the "Bank"), and American Community Bancshares, Inc., a North Carolina business corporation (the "Holding Company").


                              W I T N E S S E T H


     WHEREAS, the Boards of Directors of the Bank and the Holding Company believe that it is in the best interests of their respective shareholders that the Bank be reorganized into a bank holding company structure pursuant to which the shareholders of the Bank (collectively, the "Shareholders" and individually, a "Shareholder") would receive shares of the common stock of the Holding Company in exchange for their shares of Bank common stock.


     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to an exchange of shares on the terms and conditions and in the manner and on the basis hereinafter provided:


   1. THE EXCHANGE.


      (a) The name of the corporation whose shares will be acquired is "American Community Bank" and the name of the acquiring corporation is "American Community Bancshares, Inc."


      (b) At the Effective Time (as defined in Section 2 below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Article 11 of the North Carolina Business Corporation Act, as amended (the "NCBCA"), each share of the $5 par value common stock of the Bank ("Bank Stock") shall be exchanged (the "Exchange") for one (1) share of the $1.00 par value common stock of the Holding Company (all such shares of Holding Company common stock issued to the Shareholders, collectively, the "Shares").


      (c) As soon as possible after the Effective Time, the Holding Company shall furnish to each Shareholder transmittal forms and written instructions with respect to the Exchange. Until shares of the Bank Stock are surrendered for exchange in accordance with this Agreement, each outstanding certificate which, prior to the Effective Time, represented shares of Bank Stock, shall for all purposes evidence only the exchange rights established pursuant to this Agreement or, if applicable, the rights described in Paragraph 3 of this Agreement. The Holding Company may in its discretion elect not to treat any such unsurrendered shares as shares of common stock of the Holding Company for purposes of the payment of dividends or other distributions. If the Holding Company in its discretion so elects, then unless and until any outstanding certificate evidencing Bank Stock shall be so surrendered, no dividends payable to the holders of common stock of the Holding Company shall be paid to the holder of the unsurrendered Bank Stock certificate; provided, however, upon surrender and exchange of each outstanding certificate evidencing Bank Stock for a certificate evidencing outstanding common stock of the Holding Company, there shall be paid to the holder thereof the amount, without interest, of all dividends and other distributions, if any, which theretofore were declared and became payable, but were not paid, with respect to said shares.


      (d) At the Effective Time, all shares of common stock of the Holding Company outstanding immediately prior to the Effective Time shall be redeemed from the holder(s) thereof for the sum of $1.00 per share.

     2. CLOSING; EFFECTIVE TIME. Consummation of the Exchange and the other transactions contemplated by this Agreement shall take place at 10:00 a.m. at the offices of American Community Bank, 2593 West Roosevelt Boulevard, Union County, Monroe, North Carolina 28111-0418 on May 15, 2000, or at such other time and date as the Holding Company and the Bank shall determine (such specified or other time and date, the "Closing"). The Exchange shall become effective at the time specified in Articles of Share Exchange to be filed with the Secretary of State of North Carolina (the "Effective Time").


     3. RIGHTS OF DISSENTING SHAREHOLDERS. Any Shareholder who has not voted for the Exchange at the meeting of Shareholders called to consider the Exchange, and who has given notice in writing at or prior to such meeting that he or she dissents from the Exchange, and who complies with the provisions of
Part 2 of Article 13 of the North Carolina Business Corporation Act ("NCBCA"), shall be entitled to receive the fair value of the shares held by him or her. Upon the receipt of any notice of a Shareholder's intent to assert dissenters' rights pursuant to the NCBCA, the Bank shall establish an escrow fund (the "Escrow Fund") from which all payments, whether before or after the Effective Time, necessary with respect to the exercise of such dissenters' rights shall be made. The Holding Company shall not directly or indirectly contribute any funds to the Escrow Fund. The Bank shall deposit in the Escrow Fund an amount that it reasonably believes is sufficient to pay fully the claims of all Shareholders asserting dissenters' rights, and shall make additional deposits to the Escrow Fund as it may reasonably determine to be necessary to satisfy such claims. In the event funds remain in the Escrow Fund after all claims for payment pursuant to dissenters' rights have finally expired, terminated, or have been finally satisfied or settled, then any balance remaining in the Escrow Fund shall be returned to the Bank.


     4. LOST, DESTROYED, OR STOLEN CERTIFICATES. Shareholders whose certificates evidencing shares of Bank Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing Shares for which such shares of Bank Stock were exchanged pursuant to this Agreement in compliance with the provisions of the Holding Company's bylaws.


     5. STOCK OPTION AND OTHER PLANS. At the Effective Time, all outstanding options under the Bank's existing stock option plans ("Plans") shall be converted into options to acquire the number of shares of common stock of the Holding Company that the holders of such options were entitled to acquire of Bank Stock immediately prior to the Exchange on the same terms and conditions as set forth in the Plans.


     6. OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE TIME. The Bank and the Holding Company shall, as soon as practicable take the following action:


      (a) This Agreement shall be duly submitted to the Shareholders of the Bank and the sole shareholder of the Holding Company for the purpose of considering and acting upon the Exchange in the manner required by law and their respective articles of incorporation and bylaws. The Bank and the Holding Company shall use their best efforts to obtain the requisite approval of their shareholders for the Exchange and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission, such applications, exhibits, documents and papers as shall be necessary or appropriate to secure approval of this Agreement, the Exchange and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;


      (b) The Holding Company shall use its best efforts to cause the issuance of common stock of the Holding Company made pursuant to this Agreement and the Exchange to be qualified or exempted under the Securities Act of 1933, as amended, and the Blue Sky Laws of each state in which it deems such qualification or exemption to be required;


      (c) Until the Effective Time, neither the Bank nor the Holding Company shall dispose of its assets except in the ordinary and normal course of business.

     7. CONDITIONS PRECEDENT TO THE EXCHANGE. The Exchange shall be subject to the satisfaction of the following conditions:


      (a) Ratification and confirmation of this Agreement by approval of a majority of the Shareholders and by approval of the sole shareholder of the Holding Company as required by law;


      (b) Approvals to the extent required, by the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission to the Exchange and the transactions related thereto;


      (c) Approval, to the extent required, of any other governmental or regulatory authority;


      (d) Receipt of a favorable opinion with respect to the tax consequences of the proposed Exchange from the Bank's counsel; and


      (e) Expiration of any waiting period required by any supervisory authority.


     8. TERMINATION. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by either Board of Directors:


      (a) Any condition precedent contained in Paragraph 7 has not been fulfilled or waived;


      (b) Any action, suit, proceeding, or claim has been instituted, made or threatened, relating to the proposed Exchange that makes consummation of the Exchange inadvisable in the opinion of the Board of Directors of either the Bank or the Holding Company;


      (c) The Board of Directors of the Bank determines that the holders of a sufficient number of shares of Bank Stock have dissented from the Exchange so that consummation of the Exchange is not in the best interests of the Bank;


      (d) A determination by the Board of Directors of either the Bank or the Holding Company that consummation of the Exchange is inadvisable in the opinion of such Board of Directors.


     9. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby.


     10. EFFECT OF AGREEMENT. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.


                                          AMERICAN COMMUNITY BANCSHARES, INC.



                                          By:            /S/ RANDY P. HELTON
                                          -------------------------------------

                                          RANDY P. HELTON, PRESIDENT



ATTEST:



/S/  DAN R. ELLIS, JR.
---------------------------------
DAN R. ELLIS, JR., SECRETARY



[corporate seal]



                                          AMERICAN COMMUNITY BANK



                                          By:             /S/ RANDY P. HELTON
                                          -------------------------------------

                                          RANDY P. HELTON, PRESIDENT



ATTEST:



/S/ DAN R. ELLIS, JR.
---------------------------------
DAN R. ELLIS, JR., SECRETARY



[corporate seal]

                                  APPENDIX II


                               DISSENTERS' RIGHTS
          N.C. GEN. STAT. CHAPTER 55, ARTICLE 13 WITH 1997 AMENDMENTS
                       GENERAL STATUTES OF NORTH CAROLINA


CHAPTER 55. NORTH CAROLINA BUSINESS CORPORATION ACT
ARTICLE 13. DISSENTERS' RIGHTS
PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


N.C. GEN. STAT. ss.55-13-01 (1996)


     ss.55-13-01. DEFINITIONS


In this Article:


     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.


     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.


     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.


     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.


     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.


     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.


     (7) "Shareholder" means the record shareholder or the beneficial shareholder.


N.C. GEN. STAT. ss.55-13-02 (1996)


     ss.55-13-02. RIGHT TO DISSENT


     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:


       (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;


       (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

       (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;


       (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;


       (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.


     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


     (c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:


       (1) The articles of incorporation of the corporation issuing the shares provide otherwise;


       (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:


           a. Cash;


           b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or


           c. A combination of cash and shares as set forth in sub-subdivisions
        a. and b. of this subdivision.


N.C. GEN. STAT. ss.55-13-03 (1996)


     ss.55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS


     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:


       (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and


       (2) He does so with respect to all shares of which he is the beneficial shareholder.


N.C. GEN. STAT. ss.55-13-04 (1996)


     ss.55-13-04 THROUGH 55-13-19


     Reserved for future codification purposes.


PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS


N.C. GEN. STAT. ss.55-13-20 (1996)


     ss.55-13-20. NOTICE OF DISSENTERS' RIGHTS


     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.


     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no longer than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.


     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.


     ss.55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT


     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:


       (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and


       (2) Must not vote his shares in favor of the proposed action.


     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.


N.C. GEN. STAT. ss.55-13-22 (1996)


     ss.55-13-22. DISSENTERS' NOTICE


     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:


       (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;


       (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;


       (3) Supply a form for demanding payment;


       (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and


       (5) Be accompanied by a copy of this Article.


N.C. GEN. STAT. ss.55-13-23 (1996)


     ss.55-13-23. DUTY TO DEMAND PAYMENT


     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.


     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.


N.C. GEN. STAT. ss.55-13-24 (1996)


     ss.55-13-24. SHARE RESTRICTIONS


     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.


     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


N.C. GEN. STAT. ss.55-13-25 (1996)


     ss.55-13-25. PAYMENT


     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.


     (b) The payment shall be accompanied by:


       (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

       (2) An explanation of how the corporation estimated the fair value of the shares;


       (3) An explanation of how the interest was calculated;


       (4) A statement of the dissenters' right to demand payment under G.S. 55-13-28; and


       (5) A copy of this Article.


N.C. GEN. STAT. ss.55-13-26 (1996)


     ss.55-13-26. FAILURE TO TAKE ACTION


     (a) If the corporation does not take the proposed action within 60 days after the date for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.


     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.



N.C. GEN. STAT. ss.55-13-27 (1996)


     ss.55-13-27 RESERVED FOR FUTURE CODIFICATION PURPOSES.


N.C. GEN. STAT. ss.55-13-28 (1996)


     ss.55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM


     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:


       (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;


       (2) The corporation fails to make payment under G.S. 55-13-25; or


       (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.


     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.


N.C. GEN. STAT. ss.55-13-29 (1996)


     ss.55-13-29


     Reserved for future codification purposes.

PART 3. JUDICIAL APPRAISAL OF SHARES


N.C. GEN. STAT. ss.55-13-30 (1996)


     ss.55-13-30. COURT ACTION


     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.


     (a1) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.


     (b) [Reserved for future codification purposes.]


     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.


     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.


     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.


     ss.55-13-31. COURT ACTION


     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.


     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.


       (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or


       (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.


     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.


     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Bancshares provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Bancshares, or at the request of Bancshares serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Bancshares. Accordingly, Bancshares may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.


     Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.


     Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Bank has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify the Bank and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. Bancshares may also purchase such a policy.

     As permitted by North Carolina law, Article 5 of Bancshares' Articles limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Bancshares or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Bancshares, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or
(iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Bancshares).


ITEM 21. EXHIBITS


     The following documents are filed herewith and made a part of this Registration Statement.



 EXHIBIT NUMBER    DESCRIPTION OF EXHIBIT
----------------   -------------------------------------------------------------------------------
  2.1              Agreement and Plan of Reorganization and Share Exchange dated as of
                   February 16, 2000, by and between American Community Bank and American
                   Community Bancshares, Inc. ("Bancshares") included as Appendix I to the Proxy
                   Statement - Prospectus
  3.1              Articles of Incorporation of Bancshares
  3.2              Bylaws of Bancshares
  4.1              Specimen Common Stock Certificate of Bancshares
  5.1              Opinion of Anthony Gaeta, Jr., P.A. regarding the legality of securities being registered
  8.1              Opinion of Anthony Gaeta, Jr., P.A. regarding certain federal income tax consequences of the Holding Company Reorganization
 10.1              Employment Agreement, dated April 15, 1998, between American Community
                   Bank and Randy P. Helton
 10.2              Consulting Agreement, dated June 1998, between American Community Bank and Kenneth W. Long, Sr.
 10.3              American Community Bancshares, Inc., 1999 Incentive Stock Option Plan
 10.4              American Community Bancshares, Inc., 1999 Nonstatutory Stock Option Plan
 10.5              401(k) Savings Plan of American Community Bank
 23.1              Consent of Dixon Odom PLLC (American Community Bank Financial
                   Statements) (to be filed by amendment)
 23.3              Consent of Anthony Gaeta, Jr., P.A. (included with Exhibit 5.1 hereto)
 24.1              Power of Attorney
 27.1              Financial Data Schedule
 99.1              Form of Proxy Card (American Community Bank)
 99.2              1999 Annual Report on Form 10-KSB of American Community Bank (to be filed by amendment)

ITEM 22. UNDERTAKINGS


     The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form and that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and American Community Bank being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of North Carolina, on February 25, 2000.


                                          AMERICAN COMMUNITY BANCSHARES



                                          By:             /S/ RANDY P. HELTON
                                             ----------------------------------

                                             RANDY P. HELTON

                                             PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 25, 2000 in the capacities indicated.



             SIGNATURE                                CAPACITY
----------------------------------   ------------------------------------------
/s/  RANDY P. HELTON                 President and Chief Executive Officer
---------------------------------
RANDY P. HELTON

/s/  DAN R. ELLIS, JR.               Executive Vice President, Chief Financial
---------------------------------      Officer
DAN R. ELLIS, JR.

/s/  THOMAS J. HALL                  Director
---------------------------------
THOMAS J. HALL

/s/  LARRY S. HELMS                  Chairman of its Board of Directors
---------------------------------
LARRY S. HELMS

/s/  KENNETH W. LONG                 Director
---------------------------------
KENNETH W. LONG

/s/  L. STEVEN PHILLIPS              Director
---------------------------------
L. STEVEN PHILLIPS

/s/  DAVID D. WHITLEY                Director
---------------------------------
DAVID D. WHITLEY

/s/  GREGORY N. WYLIE                Director
---------------------------------
GREGORY N. WYLIE

*By:       /S/ RANDY P. HELTON
     -----------------------------------
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX




 EXHIBIT NUMBER    DESCRIPTION OF EXHIBIT
  2.1              Agreement and Plan of Reorganization and Share Exchange dated
                   February 16, 2000
  3.1              Articles of Incorporation
  3.2              Bylaws
  4.1              Specimen stock certificate
  5.1              Opinion of Anthony Gaeta, Jr. P.A. as to the legality
  8.1              Opinion of Anthony Gaeta, Jr. P.A. as to the taxation
 10.1              Employment Agreement with Randy P. Helton dated April 15, 1998
 10.2              Consulting Agreement with Kenneth W. Long, Sr., dated June 1998
 10.3              1999 Incentive Stock Option Plan
 10.4              1999 Nonstatutory Stock Option Plan
 10.5              401(k) Savings Plan of American Community Bank
 23.1              Consent of Dixon Odom PLLC (to be filed by amendment)
 23.3              Consent of Anthony Gaeta Jr. P.A. (included in Exhibit 5.1 hereof)
 24.1              Power of Attorney
 27.1              Financial Data Schedule
 99.1              Form of Proxy Card
 99.2              1999 Annual Report on Form 10-KSB of American Community Bank (to
                   be filed by amendment)